Securities and Exchange Commission

450 Fifth Street, N.W.

Judiciary Plaza

Washington, DC 20549

and Gentlemen:

I hereby authorize Mary E. Bowler,

Secretary and Corporate

Counsel, or any Assistant Secretary, or their respective successors in office, to sign and file on my behalf SEC Forms

5 or any other SEC forms relating to changes in

beneficial ownership of securities of E. I. du

de and Company. This

authorization shall remain in as long as I am a director unless it is earlier specifically revoked 'me.

Very truly yours,

P.

Director